Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 10th day of September, 2018 (the “Effective Date”) by and between Min Ni (“Employee”) and Golden Metropolis International Limited (“Golden Metropolis” or the “Company”).

WHEREAS, Golden Metropolis desires to employ Employee as the Chief Financial Officer of Golden Metropolis.

WHEREAS, the Company and the Employee desire to enter into this Agreement to memorialize the terms and conditions of the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the adequacy of which is acknowledged, Employee and Golden Metropolis hereby agree as follows:

Article I.  Employment; Responsibilities; Compensation

Section 1.01 Employment. Subject to ARTICLE 3, the Company hereby agrees to employ Employee and Employee hereby agrees to be employed by the Company, in accordance with this Agreement, for the period commencing as of the Effective Date and ending on the first anniversary of the Effective Date (“INITIAL TERM”); provided, however, that beginning on the day immediately preceding the first anniversary of the Effective Date of this Agreement and on the day immediately preceding each anniversary of this Agreement thereafter, the Initial Term shall automatically be extended one additional year unless either party gives written notice to the other party 30 days prior to the next anniversary of this Agreement that it or he, as applicable, does not wish to extend this Agreement. Employee’s continued employment after the expiration of the Initial Term shall be in accordance with and governed by this Agreement, unless modified by the parties to this Agreement in writing. For purposes of this Agreement the Initial Term and any extended term shall be referred to as the “TERM”.

Section 1.02 Responsibilities; Loyalty

(a) Subject to the terms of this Agreement, Employee is employed in the position of Chief Financial Officer of the Company, and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Company from time to time. Employee’s position, job descriptions, duties and responsibilities maybe modified from time to time in the sole discretion of the Company.

(b) In performing his duties, Employee shall not undertake any action inconsistent with or harmful to the best interests of the Company. Employee shall perform his duties and responsibilities in a professional manner and consistent with the overall goals and objectives of the Company and applicable federal, state, and local law.

(c) In performing his duties, Employee shall be familiar with and shall comply with: (i) all applicable federal, state, and local laws and regulations; (ii) the policies and decisions of the Company’s Board of Directors; and (iii) all policies, procedures, and requirements enacted by the Company’s Board of Directors, as they may be amended from time to time. Employee agrees to adhere to and support the Company’s policies and practices as set forth in any employee handbook or policy manual. Employee acknowledges and agrees that the Company may amend or update its employee handbooks or policy manuals from time to time by written notice to Employee.

Section 1.03 Compensation. As consideration for the services and covenants described in this Agreement, the Company agrees to compensate Employee in the following manner:

(a) The Company will pay Employee a base gross salary of US$10,000 per month, as may be increased from time to time by action of the Board of Directors of the Company.

(b) In addition to the base salary, the Employee is entitled to receive an annual bonus of US$15,000 for each one (1) year period of the Employment Term.

(c) Employee shall be entitled to four weeks of paid vacation per year.

(d) Employee shall be eligible for employee benefits including holidays, leaves of absence, health insurance, dental insurance, social benefit, etc., if any, available to employees of the Company generally, in accordance with any policies, procedures or benefit plans adopted by the Company from time to time during the existence of this Agreement. Employee’s rights or those of Employee’s dependents under any such benefits policies or plans shall be governed solely by the terms of such policies or plans.

(e) Employee shall also be entitled to any other compensation as the Company shall determine from time to time.

(f) The Company reserves to itself, or its designated administrators, exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of any Company benefit plan or policy. The Company’s employee benefits, and policies related thereto, are subject to termination, modification or limitation at the Company’s sole discretion.

(g) Payment of all compensation to Employee shall be made in accordance with the terms of this Agreement, applicable state or federal law, and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

(h) D&O Insurance. The Company shall maintain directors and officers’ liability insurance coverage covering Employee in amounts customary for similarly situated companies in its industry and with reputable insurers. All such policies shall provide for coverage to Employee on the same terms and conditions applicable to the coverage provided under such policies to the Company's other directors and officers.

Section 1.04 Business Expenses. The Company shall reimburse Employee for all business expenses that are reasonable and necessary and incurred by Employee while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require.

Section 1.05 Indemnity. The Company will indemnify Employee against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which Employee is party or are threatened to be made a party by reason of Employee acting as the Chief Financial Officer. To be entitled to indemnification, Employee must have acted honestly and in good faith with a view to the best interest of the Company and, in the case of criminal proceedings, Employee must have had no reasonable cause to believe Employee’s conduct was unlawful. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit Employee’s liability under United States federal securities laws.

Article II. Confidential Information; Post-Employment Obligations; Company Property

Section 2.01 Company Property. As used in this Article II, the term the “Company” refers to the Company and each of its direct and indirect subsidiaries. All written materials, records, data and other documents relating to Company business, products or services prepared or possessed by Employee during Employee’s employment by the Company are the Company’s property. All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by Employee individually or in conjunction with others during Employee’s employment (whether during business hours and whether on Company’s premises or otherwise) that relate to Company business, products or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company property. At the termination of Employee’s employment with the Company for any reason, Employee shall return all of the Company’s documents, data or other Company property to the Company.

Section 2.02 Confidential Information; Non-Disclosure.

(a) Employee acknowledges that the business of the Company is highly competitive and that the Company will provide Employee with access to Confidential Information. Employee acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Employee agrees that Employee will not, at any time during or after Employee’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Employee’s employment responsibilities to the Company. Employee also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

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(b) For purposes hereof, “CONFIDENTIAL INFORMATION” includes all non-public information regarding the Company’s business operations and methods, existing and proposed investments and investment strategies, seismic, well-log and other geologic and oil and gas operating and exploratory data, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), strategies, business plans and other confidential information that is used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company.

Section 2.03 Non-Competition Obligations.

(a) Employee acknowledges and agrees that as an employee and representative of the Company, Employee will be responsible for building and maintaining business relationships and goodwill with current and future operating partners, investors, partners and prospects on a personal level. Employee acknowledges and agrees that this responsibility creates a special relationship of trust and confidence between the Company, Employee and these persons or entities. Employee also acknowledges that this creates a high risk and opportunity for Employee to misappropriate these relationships and the goodwill existing between the Company and such persons. Employee acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

(b) Employee acknowledges and agrees that, in exchange for his agreement in SECTION 2.03(c) below, he will receive substantial, valuable consideration from the Company upon the execution of this Agreement and during the course of this Agreement, including, (i) Confidential Information and access to Confidential Information, (ii) compensation and other benefits and (c) access to the Company’s prospects.

(c) During the Non-Compete Term and provided that the Company has made all severance payments provided for herein (to the extent applicable), Employee will not, directly or indirectly, provide the same or substantially the same services that he provides to the Company to any Business Enterprise in the Market Area (as defined below) without prior written consent, which will not be unreasonably withheld. This includes working as an agent, consultant, employee, officer, director, partner or independent contractor or being a shareholder, member, joint venturer or equity owner in, any such Business Enterprise; PROVIDED, HOWEVER, that the foregoing shall not restrict Employee from holding up to 5% of the voting power or equity of one or more Business Enterprises.

(d) For purposes of hereof:

(i) “BUSINESS ENTERPRISE” means any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (other than the Company) engaged in the business of publishing national and regional publications and development of technology that serves the needs of online and print publishers and their advertisers in the Market Area;

(ii) “MARKET AREA” means: any geographic area in which the Company is conducting any material amount publishing or development of technology during the Term, and for which he has material responsibilities or about which he has material Confidential Information; and

(iii) “NON-COMPETE TERM” means in the case of termination for any reason, the period from the Effective Date to the date ending 2 years following the date of termination.

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Section 2.04 Non-Solicitation of Employees. During the Non-Compete Term, Employee will not, either directly or indirectly, call on, solicit or induce any other Employee or officer of the Company or its affiliates with whom Employee had contact, knowledge of, or association with in the course of employment with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation; PROVIDED, HOWEVER, that with respect to soliciting any Employee or officer whose employment was terminated by the Company or its affiliates, or general solicitations for employment not targeted at current officers or employees of the Company or its affiliates, the foregoing restriction shall not apply.

Article III. Termination of Employment

Section 3.01 Termination of Employment.

(a) Employee’s employment with the Company shall be terminated (i) immediately upon the death of Employee without further action by the Company, (ii) upon Employee’s Permanent Disability without further action by the Company, (iii) by the Company for Cause, (iv) by Employee without Good Reason, (v) by the Company without Cause or by Employee for Good Reason, including by the Company without Cause or by Employee for Good Reason within 12 months following a Change of Control, provided that, in the case of clause (v), the terminating party must give at least 30 days’ advance written notice of such termination. For purposes of this ARTICLE III, “date of termination” means the date of Employee’s death, the date of Employee’s Permanent Disability, or the date of Employee’s separation from service with the Company, as applicable.

(b) For purposes hereof:

(i) “CAUSE” shall include (A) continued failure by Employee to perform substantially Employee’s duties and responsibilities (other than a failure resulting from Permanent Disability) that is materially injurious to the Company and that remains uncorrected for 10 days after receipt of appropriate written notice from the Board; (B) engagement in willful, reckless or grossly negligent misconduct that is materially injurious to Company or any of its affiliates, monetarily or otherwise; (C) except as provided by (D), the indictment of Employee with a crime involving moral turpitude or a felony; (D) the indictment of Employee for an act of criminal fraud, misappropriation or personal dishonesty; or (E) a material breach by Employee of any provision of this Agreement that is materially injurious to the Company and that remains uncorrected for 10 days following written notice of such breach by the Company to Employee identifying the provision of this Agreement that Company determined has been breached. For purposes of (C) and (D), if the criminal charge is subsequently dismissed with prejudice or the Employee is acquitted at trial or on appeal then the Employee will be deemed to have been terminated without Cause.

(ii) “CHANGE OF CONTROL” means the occurrence of any one or more of the following events that occurs after the Effective Date:

1) Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

2) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

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(iii) “GOOD REASON” shall mean one or more of the following conditions arising not more than six months before Employee’s termination date without Employee’s consent: (A) a material breach by the Company of any provision of this Agreement; (B) assignment by the Board or a duly authorized committee thereof to Employee of any duties that materially and adversely alter the nature or status of Employee’s position, job descriptions, duties, title or responsibilities from those of a President and Chief Employee Officer, or eligibility for Company compensation plans; (C) requirement by the Company for Employee to relocate to a primary place of business which is more than [50] miles away from the Employee’s primary place of business as of the Effective Date of this Agreement; or (D) a material reduction in Employee’s Base Salary in effect at the relevant time. Notwithstanding anything herein to the contrary, Good Reason will exist only if Employee provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and the Company fails to remedy the condition on or before the 30th day following its receipt of such notice.

(iv) “PERMANENT DISABILITY” shall mean Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Employee will be deemed permanently disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program that applies a definition of disability that complies with the requirements of this paragraph.

(c) If Employee’s employment is terminated under any of the foregoing circumstances, all future compensation to which Employee is otherwise entitled and all future benefits for which Employee is eligible, other than those already earned but which is unpaid, shall cease and terminate as of the date of termination, except as specifically provided in this ARTICLE III.

Article IV. Miscellaneous

Section 4.01 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission.

Section 4.02 Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 4.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Employee and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Employee (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

Section 4.04 Amendment. This Agreement may be amended only by writing signed by Employee and by the Company.

Section 4.05 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

Section 4.06 Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in NEW YORK in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in NEW YORK. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 4.07 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and Employee with respect to such subject matter, including the Employment Agreement.

Section 4.08 Counterparts; No Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature will constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

Section 4.09 Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Employee. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement to be effective as of the date indicated above:

Golden Metropolis International Limited

/s/ Corporate Chop

/s/ Min Ni	/s/ Minpei Zha
Min Ni
Chief Executive Officer

Date: September 10, 2018	Date: September 10, 2018

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